Exhibit 99.1

Capital
Senior
Living
Corporation

For Immediate Release	Contact:	Ralph A. Beattie
972/770-5600
CAPITAL SENIOR LIVING CORPORATION
REPORTS SECOND QUARTER 2005 EARNINGS
DALLAS – (BUSINESS WIRE) – August 8, 2005 – Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, today announced operating results for the second quarter of fiscal 2005.
Company highlights for the second quarter include:
•	Revenues of $24.4 million versus $23.0 million for the second quarter of last year, an increase of approximately six percent.
•	Net loss (excluding treasury rate lock agreements) of $1.1 million, or a $0.04 loss per share, versus a loss of $1.6 million, or a $0.06 loss per share, in the second quarter of 2004. Net loss of $1.1 million, or a $0.04 loss per share, on non-cash mark-to-market adjustments on treasury rate lock agreements.
•	Excluding the effect of the treasury rate lock agreements, cash earnings (net income plus depreciation and amortization) in the second quarter of 2005 were $2.0 million, or $0.08 per diluted share, versus $1.4 million, or $0.05 per diluted share, for the second quarter or 2004, an increase of 49 percent.
•	Adjusted EBITDA (income from operations plus depreciation and amortization) of $5.8 million, versus $4.5 million in the prior year period, an increase of over 27 percent.
•	Average physical occupancy rate on stabilized communities of 90 percent.
•	Operating margins (before property taxes, insurance and management fees) of 47 percent in stabilized independent and assisted living communities.
•	All community revenue increase of 6 percent versus the second quarter of the prior year.
The Company reported a second quarter 2005 net loss of $2.2 million, or a loss of $0.08 per share, compared to a net loss of $1.6 million, or a loss of $0.06 per share, in the second quarter of 2004. Excluding the effect of the treasury rate lock agreements, the Company’s loss improved from $0.06 per share in the second quarter of last year to $0.04 per share in the current quarter.
“We are pleased to report continued growth in revenues and cash earnings,” commented James A. Stroud, Chairman of the Company. “Occupancies and operating margins both improved significantly from the second quarter of the prior year, enabling the Company to increase income from operations by over one million dollars.”
MORE

CAPITAL/Page 2
Operating and Financial Results
For the second quarter of 2005, the Company reported revenues of $24.4 million, compared to revenues of $23.0 million in the second quarter of 2004, an increase of $1.4 million or approximately 6 percent. Resident and healthcare revenue increased from the second quarter of the prior year by approximately $1.0 million, or 4.4 percent, as a result of a 2.3 percent increase in the average monthly rent and a 1.3 percent increase in occupancy in the consolidated properties. Management services revenue increased by approximately $0.4 million from the second quarter of the prior year, primarily due to the acquisition of CGI Management in the third quarter of 2004, which resulted in the addition of 14 communities under management.
Revenues under management increased approximately 27 percent to $41.1 million in the second quarter of 2005 from $32.3 million in the second quarter of 2004. Revenues under management include revenues generated by the company’s consolidated communities, communities owned in joint ventures and communities owned by third parties that are managed by the Company.
Even with the increase in revenues, operating expenses were equal to the comparable quarter of the prior year, reflecting over three percentage points of margin improvement. These improved operating margins, along with a combined increase of $0.4 million in general and administrative expenses and depreciation and amortization, resulted in income from operations of $2.6 million, compared to $1.6 million in the second quarter of the prior year, an increase of approximately 66 percent.
General and administrative expenses as a percentage of revenues under management decreased in the second quarter of 2005 to 6 percent compared to 7 percent in the second quarter of 2004, primarily due to the addition of 14 communities under management.
Adjusted EBITDA (defined as income from operations plus depreciation and amortization) for the second quarter of 2005 was $5.8 million, compared to $4.5 million in the second quarter of 2004, an increase of $1.3 million or approximately 27 percent.
Interest expense net of interest income was approximately $0.8 million higher in the second quarter of 2005 compared to the second quarter of 2004, primarily due to higher rates on the Company’s variable rate debt. The Company’s weighted average interest rate was 6.5% in the second quarter of 2005.
For the first half of 2005, the Company produced revenues of $48.7 million, compared to revenues of $45.6 million in the first half of 2004, for an increase of $3.1 million or approximately 6.6 percent.
MORE

CAPITAL/Page 3
The Company reported a net loss of $2.9 million, or $0.11 per share, in the first half of 2005 compared to a net loss of $3.6 million, or $0.15 per share, in the first half of the prior year. Excluding the effect of the treasury rate lock agreements, the Company’s loss from operations improved from $0.15 per diluted share in the first half of 2004 to $0.08 per diluted share in the first half of 2005.
Adjusted EBITDA for the first half of 2005 was $11.5 million, an increase of approximately $3.0 million or 34 percent from the prior year.
Excluding the effect of the treasury rate lock agreements, the Company produced cash earnings of $4.2 million, or $0.16 per diluted share, in the first half of 2005 compared to cash earnings of $2.3 million, or $0.09 per diluted share, in the comparable prior year period.
Capital Overview and Financing
As part of the Company’s strategy to convert variable rate debt to long-term fixed rates at attractive terms, the Company announced in July that it has completed the refinancing of four communities known as the Independence Village properties with GMAC Commercial Mortgage (“GMAC”). The new loans on the four properties total $39,150,000, equal to approximately 70% of their appraised value of $56 million.
The interest rate on these loans is fixed for the entire ten-year term at the rate of 5.46%. These new loans replace approximately $34 million of debt previously financed through GMAC at variable interest rates equal to LIBOR plus 240 basis points (approximately 5.83% at the time of the refinancing). Consequently, the refinancing will increase the Company’s available cash by approximately $4.6 million, while reducing the interest rate on the new loan amount by approximately 40 basis points and fixing it for ten years.
In the second quarter of 2005, the Company recorded a pre-tax loss of $1.6 million on treasury rate lock agreements with a previous lender to Triad II, which was acquired by the Company in July of 2003. These rate lock agreements, along with interest rate swaps, were originally required by the lender to hedge the risk that the costs of future issuance of debt may be adversely affected by changes in interest rates. The debt related to these agreements was refinanced in the fourth quarter of 2004, no longer qualifying these agreements as an effective interest rate hedge.
The Company reflects the interest rate lock agreements at fair value on the balance sheet and related gains and losses are reflected on the income statement. The mark-to-market value of these obligations generally moves in the opposite direction of the yield on the 10-year treasury note.
During the second quarter, a reduction of over 50 basis points in the yield on the 10-year treasury note caused an increase of $1.6 million in the settlement amount of this obligation. Since June 30, 2005, the yield on the 10-year treasury has increased and the Company has recovered approximately $1.0 million of the reported loss.
MORE

Capital/Page 4
These non-cash mark-to-market adjustments will continue until the settlement date of January 3, 2006 or until the Company decides to convert the settlement amount of this obligation to a term note. The Company has an option to convert the settlement amount to a note with a five year term at an interest rate of LIBOR plus 250 basis points.
The Company had total mortgage debt of $252.8 million on June 30, 2005 at a blended average borrowing rate of 6.5 percent. Approximately $210.5 million of debt was sensitive to changes in short-term rates prior to the refinancing announced in July. Subsequent to the refinancing, approximately 30% of the Company’s debt is fixed and 70% is variable with partial interest rate caps in place.
As of June 30, 2005, the Company had $15.8 million of cash, cash equivalents and restricted cash, and $146.8 million in shareholders’ equity, equivalent to approximately $5.69 per share. The Company expects to receive net proceeds of approximately $10 million in the third quarter of 2005 due to the GMAC refinancing discussed earlier and the sale/leaseback agreement with Ventas, Inc. (“Ventas”).
Sale/Leaseback with Ventas
As recently announced, the Company’s joint venture with affiliates of Blackstone Real Estate Advisors (“Blackstone”) entered into a Purchase and Sale Agreement with Ventas to sell the six communities owned by the joint venture to Ventas for approximately $85 million. In addition, the Company executed Master Lease Agreements with Ventas to lease these six communities from Ventas.
The Ventas Leases each have an initial term of ten years, with two five year renewal options. The initial lease rate on the Ventas Leases will be 8 percent and will be subject to conditional escalation clauses. The transaction is expected to close in the third quarter of 2005, subject to lender and regulatory approvals and other customary closing conditions.
The Company expects to record a gain on the sale of these six properties, which will be recognized over the initial lease term. Furthermore, the Company anticipates receiving net proceeds from the transaction which represent its equity interest and additional incentive payments from the joint venture. These proceeds are estimated to be approximately $6.5 million, subject to adjustments and prorations, compared to the
Company’s initial investment of approximately $1.6 million. Upon closing the transaction, the Company will begin consolidating the operations of the six communities in its consolidated statement of operations.
“This quarter reflects continuing progress toward higher occupancies and rental rates,” said Lawrence A. Cohen, Chief Executive Officer. “We began this year with an improved capital structure, including reduced debt, and an expanded portfolio of communities under management. The operating and financial improvements we are
MORE

CAPITAL/Page 5
achieving are converging with better industry fundamentals, lower capitalization rates and attractive interest rates to form a solid platform for future growth. These positive factors are contributing to an active acquisitions market, which we believe will accelerate the improvement of the Company’s profitability.”
2Q05 Conference Call Information
The Company will host a conference call with senior management to discuss the Company’s second quarter 2005 financial results. The call will be held on Tuesday, August 9, 2005 at 11:00 am Eastern Time.
The call-in number is 719-457-2633. No confirmation number is required. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.
For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting August 9, 2005 at 2:00 pm Eastern Time, until August 16, 2005 at 8:00 pm Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 4207378. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, and will be available until the next earnings release date.
About the Company
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 54 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 39 senior living communities which the Company owns or in which the Company has an ownership interest, and 15 communities it manages for third parties. In the communities operated by the company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.
This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDA, cash earnings, cash earnings per share and other items. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.
MORE

CAPITAL/Page 6
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-456-4533 for more information.
MORE

CAPITAL/Page 7
CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,359	$19,515
Restricted cash	483	—
Accounts receivable, net	2,542	2,073
Accounts receivable from affiliates	284	1,220
Federal and state income taxes receivable	2,496	2,018
Deferred taxes	642	642
Assets held for sale	520	1,008
Property tax and insurance deposits	4,006	2,731
Prepaid expenses and other	4,116	2,766

Total current assets	30,448	31,973
Property and equipment, net	376,053	381,051
Deferred taxes	9,182	7,565
Investments in limited partnerships	3,284	3,202
Assets held for sale	1,514	1,026
Other assets, net	8,507	6,358

Total assets	$428,988	$431,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,976	$2,162
Accounts payable to affiliates	—	318
Accrued expenses	8,324	7,478
Deferred income	789	680
Current portion of notes payable	10,263	42,242
Customer deposits	1,957	1,936

Total current liabilities	23,309	54,816
Deferred income from affiliates	85	125
Other long-term liabilities	7,770	6,909
Notes payable, net of current portion	250,759	219,526
Minority interest in consolidated partnership	251	252
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000 Issued and outstanding shares — 25,805 and 25,751 in 2005 and 2004, respectively	258	258
Additional paid-in capital	125,169	124,963
Retained earnings	21,387	24,326

Total shareholders’ equity	146,814	149,547

Total liabilities and shareholders’ equity	$428,988	$431,175

MORE

CAPITAL/Page 8
CAPITAL SENIOR LIVING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except earnings per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Resident and health care revenue	$23,486	$22,493	$46,860	$44,605
Unaffiliated management services revenue	403	41	796	81
Affiliated management services revenue	547	483	1,018	957

Total revenues	24,436	23,017	48,674	45,643
Expenses:
Operating expenses (exclusive of depreciation and amortization shown below)	16,207	16,238	32,286	32,717
General and administrative expenses	2,469	2,253	4,839	4,336
Depreciation and amortization	3,147	2,951	6,281	5,908

Total expenses	21,823	21,442	43,406	42,961

Income from operations	2,613	1,575	5,268	2,682
Other income (expense):
Interest income	34	158	57	321
Interest expense	(4,521)	(3,831)	(8,751)	(7,915)
Loss on treasury rate lock agreement	(1,620)	—	(1,353)	—
Other income	124	73	234	140

Loss before income taxes and minority interest in consolidated partnership	(3,370)	(2,025)	(4,545)	(4,772)
Benefit for income taxes	1,191	422	1,605	1,096

Loss before minority interest in consolidated partnership	(2,179)	(1,603)	(2,940)	(3,676)
Minority interest in consolidated partnership.	(2)	7	1	34

Net loss	$(2,181)	$(1,596)	$(2,939)	$(3,642)

Per share data:
Basic loss per share	$(0.08)	$(0.06)	$(0.11)	$(0.15)

Diluted loss per share	$(0.08)	$(0.06)	$(0.11)	$(0.15)

Weighted average shares outstanding — basic	25,776	25,668	25,765	24,683

Weighted average shares outstanding — diluted	25,776	25,668	25,765	24,683

MORE

CAPITAL/Page 9
CAPITAL SENIOR LIVING CORPORATION
RECONCILATION OF NON GAAP ITEMS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Reconciliation of cash earnings excluding loss on treasury rate locks:

Net loss	$(2,181)	$(1,596)	$(2,939)	$(3,642)
Depreciation and amortization	3,147	2,951	6,281	5,908
Loss on treasury rate locks, net of tax	1,053	—	879	—

Adjusted cash earnings	$2,019	$1,355	$4,221	$2,266

Reconciliation of cash earnings excluding loss on treasury rate locks per diluted share:

Net loss per diluted share	$(0.08)	$(0.06)	$(0.11)	$(0.15)
Depreciation and amortization per diluted share	0.12	0.11	0.24	0.24
Loss on treasury rate locks per diluted share	0.04	—	0.03	—

Adjusted cash earnings per diluted share	$0.08	$0.05	$0.16	$0.09

Reconciliation of net loss excluding loss on treasury rate locks:

Net loss	$(2,181)	$(1,596)	$(2,939)	$(3,642)
Loss on treasury rate locks, net of tax	1,053	—	879	—

Adjusted net loss	$(1,128)	$(1,596)	$(2,060)	$(3,642)

Reconciliation of net loss excluding the loss on treasury rate locks per diluted share:

Net loss per diluted share	$(0.08)	$(0.06)	$(0.11)	$(0.15)
Loss on treasury rate locks per diluted share	0.04	—	0.03	—

Adjusted net loss per diluted share	$(0.04)	$(0.06)	$(0.08)	$(0.15)

Adjusted EBITDA reconciliation:

Income from operations	$2,613	$1,575	$5,268	$2,682
Depreciation and amortization	3,147	2,951	6,281	5,908

Adjusted EBITDA	$5,760	$4,526	$11,549	$8,590

Reconciliation of shareholders’ equity per outstanding share:

Shareholders’ equity	$146,814
Common shares outstanding at June 30, 2005	25,805

Shareholders’ equity per outstanding share	$5.69

MORE

CAPITAL/Page 10
Capital Senior Living Corporation
Supplemental Information

	Communities		Resident Capacity		Units
	Q2 05	Q2 04	Q2 05	Q2 04	Q2 05	Q2 04
Portfolio Data
I. Community Ownership / Management
Consolidated communities	29	31	4,831	4,831	4,324	4,324
Joint Venture communities (equity method)	10	10	1,867	1,867	1,576	1,576
Third party communities managed	15	1	1,970	156	1,688	152

Total	54	42	8,668	6,854	7,588	6,052
Independent living			7,313	5,925	6,324	5,164
Assisted living			1,185	759	1,095	719
Skilled nursing			170	170	169	169

Total			8,668	6,854	7,588	6,052
II. Percentage of Operating Portfolio
Consolidated communities	53.7%	73.8%	55.7%	70.5%	57.0%	71.4%
Joint venture communities (equity method)	18.5%	23.8%	21.5%	27.2%	20.8%	26.0%
Third party communities managed	27.8%	2.4%	22.7%	2.3%	22.2%	2.5%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			84.4%	86.4%	83.3%	85.3%
Assisted living			13.7%	11.1%	14.4%	11.9%
Skilled nursing			2.0%	2.5%	2.2%	2.8%

Total			100.0%	100.0%	100.0%	100.0%
Selected Operating Results
I. Consolidated communities
Number of communities	29	31
Resident capacity	4,831	4,831
Unit capacity	4,324	4,324
Financial occupancy (1)	86.3%	85.2%
Revenue (in millions)	23.4	22.4
Operating expenses (in millions) (2)	14.3	14.0
Operating margin	39%	38%
Average monthly rent	2,098	2,050
II. Waterford / Wellington communities
Number of communities (3)	17	17
Resident capacity	2,426	2,426
Unit capacity	2,132	2,132
Financial occupancy (1)	88.2%	86.0%
Revenue (in millions)	10.1	9.4
Operating expenses (in millions) (2)	6.0	6.0
Operating margin	41%	36%
Average monthly rent	1,800	1,737
III. Total Portfolio
Number of communities	54	42
Resident capacity	8,668	6,854
Unit capacity	7,588	6,052
Financial occupancy (1)	85.1%	83.2%
Revenue (in millions)	41.1	32.3
Operating expenses (in millions) (2)	23.8	19.3
Operating margin	42%	40%
Average monthly rent	2,130	2,160
IV. Consolidated Debt Information (in thousands, except for interest rates) Excludes insurance premium financing
Fixed rate debt	42,328	68,483
Variable rate debt, with a floor	—	50,928
Variable rate debt, with a cap	184,108	35,111
Variable rate debt, no cap or floor	26,401	104,610

Total debt	252,837	259,132

Fixed rate debt – weighted average rate	8.1%	7.8%
Variable rate debt – weighted average rate	6.2%	4.6%
Total debt – weighted average rate	6.5%	5.4%

(1)	– Financial occupancy represents actual days occupied divided by total number of available days during the quarter.

(2)	– Excludes management fees, insurance and property taxes.

(3)	– Excludes Canton and Towne Centre expansions which were each consolidated with their main campus in December 2004.
######